UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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St. Jude Medical, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2009 Annual Meeting and
Proxy Statement

ST. JUDE MEDICAL, INC.

One St. Jude Medical Drive
St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	8:30 a.m. central time Friday, May 8, 2009

PLACE	Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102

ITEMS OF BUSINESS	(1)	To elect two members of our Board of Directors, for terms ending in 2012.

	(2)	To approve the St. Jude Medical, Inc. Management Incentive Compensation Plan.

	(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

	(4)	To transact such other business as may properly come before the meeting.

RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 11, 2009 are entitled to notice of and to vote at the meeting.

PROXY VOTING

It is important that your shares be represented at the meeting, regardless of the number of shares you hold. PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the three different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy even if you plan to attend the meeting. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Pamela S. Krop
Vice President, General Counsel & Corporate Secretary

March 24, 2009

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St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 8, 2009

GENERAL INFORMATION ABOUT THE MEETING

          We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. (“St. Jude Medical,” the “Company,” “we” or “us”) of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

          You are cordially invited to attend the annual meeting on May 8, 2009, beginning at 8:30 a.m. central time. The meeting will be held at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

          Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2008 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 8, 2009: This Proxy Statement and Our 2008 Annual Report are Available at www.proxyvote.com.

          We are first making available this proxy statement and the forms of proxy and voting instructions on or about March 24, 2009 to holders of our common stock on March 11, 2009, the record date for the meeting.

Proxies and Voting Procedures

          Your vote is important. Because many shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	Over the telephone by calling a toll-free number (if you received paper copies of our proxy materials)

•	Electronically, using the internet

•	By completing, signing and mailing the proxy card (if you received paper copies of our proxy materials)

          The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the Notice or on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card to us before the meeting.

          If your shares are held in the name of a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares and you must vote your shares in the manner prescribed by the broker, bank or other nominee. Your broker, bank or other nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. If your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the broker, bank or other nominee to be able to vote at the meeting.

          You may revoke your proxy and change your vote at any time before your proxy is voted at the meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. If your shares are held in the name of a broker, bank or other nominee, contact your broker, bank or other nominee regarding how to revoke your proxy and change your vote.

          All shares entitled to vote at the meeting and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card but do not indicate how your shares should be voted on any particular matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board of Directors on that matter, as set forth in this proxy statement, except that if your shares are held in the name of a broker, bank or other nominee, your shares will not be voted on the proposal to approve the St. Jude Medical, Inc. Management Incentive Compensation Plan (the “MICP”).

          If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any other matters would be raised at the meeting.

Shareholders Entitled to Vote

          Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting, and there is no cumulative voting.

          On the record date, March 11, 2009, there were 346,181,298 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

          The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business.

          Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees do not have discretionary authority to vote with respect to the proposal to approve the MICP.

          In an uncontested election (where, as at the annual meeting, the number of Director nominees does not exceed the number of Directors to be elected), our articles of incorporation provide that a Director is elected if the number of votes cast “for” a Director exceeds the number of votes cast “against” the election of that Director. To address a holdover provision in Minnesota law that allows a Director who has not been re-elected to remain in office until a successor is identified, our Principles of Corporate Governance require that any Director nominee who receives a greater number of votes “against” his or her election than votes “for” such election must promptly offer to tender his or her resignation following certification of the shareholder vote. The Governance and Nominating Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release. Any Director who offers to tender his or her resignation as described above will not participate in the Governance and Nominating Committee’s recommendation or Board action regarding whether to accept the resignation offer.

          At any meeting for which the number of Director nominees exceeds the number of Directors to be elected, our articles of incorporation provide that Directors are elected by a plurality of the votes present and entitled to vote on the election of Directors. This means that if shareholders are electing two Directors, the two Director nominees receiving the highest number of votes will be elected.

          The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the MICP and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, provided that the total number of shares that voted in favor of each proposal constitutes more than 25% of our outstanding shares.

          Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions have no effect on the election of Directors and have the same effect as a vote “against” the other proposals. Broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

          St. Jude Medical will pay the cost of soliciting proxies. We are soliciting proxies primarily by mail. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

          In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

          St. Jude Medical’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

          During 2008, the Board held six meetings. Each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

          The independent members of the Board also meet at scheduled executive sessions at least twice each year. The Chairperson of the Governance and Nominating Committee serves as the Presiding Director for these meetings.

Principles of Corporate Governance

          The Company’s Principles of Corporate Governance are available on the Company’s website at www.sjm.com. Copies of the Principles of Corporate Governance are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary.

Code of Business Conduct

          The Company has adopted a Code of Business Conduct for its principal executive officer, principal financial officer, principal accounting officer, corporate controller and all other employees. The Code of Business Conduct is available on the Company’s website at www.sjm.com. Copies of the Code of Business Conduct are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary.

Communications with Directors

          Any interested party wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors at:

  c/o Corporate   Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

All such correspondence will be forwarded to the Director or Directors.

Director Nomination Process

          The Governance and Nominating Committee considers suggestions from many sources, including shareholders, for possible candidates for Directors. The Governance and Nominating Committee would consider any candidate proposed by a shareholder in the same manner as other possible candidates.

          Any shareholder wishing to recommend that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a recommendation to:

  Governance and  Nominating Committee
  c/o Corporate Secretary
  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117

          The Board of Directors has not adopted any specific criteria for a Director position. The Governance and Nominating Committee believes that it is not necessary to adopt criteria for the selection of Directors. The Governance and Nominating Committee believes that the desirable background of a new member of the Board of Directors may change over time and that a thoughtful, thorough process for selection is more important than adopting criteria for Directors.

          Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors and members of management, including the Company’s General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

          The Governance and Nominating Committee has worked in the past with independent search firms that assist in identifying Director candidates.

Director Attendance at Annual Shareholder Meeting

          All of the Company’s Directors attended the 2008 Annual Meeting of Shareholders. The Company will reimburse a Director’s travel expenses for attending the annual shareholder meeting, but attendance by non-management Directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2009 Annual Meeting of Shareholders in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Literacy and Expertise

          The Board undertakes an annual review of Director independence. As part of that process, in February 2009, the Board reviewed all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the Directors to questions regarding employment, business, familial and other relationships with the Company and its management. In respect of Stefan K. Widensohler, the Board specifically considered his relationship with Invatec, as described on page 11. As a result of this review, the Board affirmatively determined that all of the Directors, except Mr. Starks, are independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards and have no material relationships with the Company other than their positions on the Board of Directors. See “Related Person Transactions” on page 10.

          In February 2009, the Board also determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Devenuti and Mr. Rocca each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

Committees of the Board of Directors

          The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. During 2008, the Audit Committee met nine times, the Compensation Committee met four times and the Governance and Nominating Committee met two times. Membership on each committee as of February 28, 2009 is set forth in the following table:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
John W. Brown		●	Chair
Richard R. Devenuti	●
Stuart M. Essig		Chair	●
Thomas H. Garrett	●
Barbara B. Hill		●
Michael A. Rocca	Chair
Wendy L. Yarno		●	●

          Each Committee of the Board has a separate written charter which is available on the Company’s website at www.sjm.com. Copies of the charters are also available in print to any shareholder who submits a request to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary.

          Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards. Each member of the Audit Committee is also independent under the rules of the SEC.

          The duties of the Audit Committee are described in its report below.

          The Compensation Committee is responsible for establishing and administering compensation programs for the Company’s executive officers and considering matters relating to profit sharing and other employee benefits provided by the Company. The Compensation Committee is also responsible for making recommendations to the Board regarding Director compensation.

          The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to recommend Directors can be found on page 4. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

Report of the Audit Committee

          The Audit Committee reviews the Company’s consolidated financial statements, financial reporting process and internal control over financial reporting on behalf of the Board of Directors.

          We meet with management periodically to consider, among other things, the adequacy of the Company’s financial disclosures and internal control over financial reporting. We discuss these matters with the Company’s independent registered public accounting firm, Ernst & Young LLP, and with appropriate Company financial personnel, including the Company’s internal auditor.

          We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

          We also appoint the independent registered public accounting firm, approve the scope of their audit services, approve the performance of non-audit services by the independent registered public accounting firm and review periodically its performance and independence from management.

          The Directors who serve on the Audit Committee are all independent under the Company’s Principles of Corporate Governance and bylaws, the NYSE listing standards and the rules of the SEC.

          The Board has adopted a written charter which describes the functions the Audit Committee is to perform. Each year, we review the actions required to be taken by the Audit Committee under the charter, confirm that they have been taken, and report the same to the Board. In August 2008, we reviewed the charter and recommended that the Board adopt certain minor amendments to, and restate, the charter. The Board adopted the Committee’s recommendation. The current Audit Committee charter is available on the Company’s website at www.sjm.com.

          Management has the primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

          The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with us any issues they believe should be raised with us.

          The independent registered public accounting firm also audits the Company’s internal control over financial reporting and expresses an opinion as to whether the Company maintained effective internal control over financial reporting.

          This year, we reviewed the Company’s audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss these financial statements. Management has represented to us that these financial statements were prepared in accordance with United States generally accepted accounting principles. We also considered the report of the independent registered public accounting firm relating to the Company’s consolidated financial statements.

          This year, we also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to us that the Company’s internal control over financial reporting was effective as of January 3, 2009. We also considered the report of the independent registered public accounting firm relating to the Company’s internal control over financial reporting.

          We have received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. We have also considered the compatibility of non-audit services with the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

          Based on our review and discussions described above, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, filed with the SEC.

Michael A. Rocca, Chairperson
Richard R. Devenuti
Thomas H. Garrett III

Compensation of Directors

          The Company targets compensation for service on the Board of Directors and its committees at the 60th percentile of the market as defined by an analysis of the primary peer companies identified on page 19. The Compensation Committee engages outside consultants for assistance in determining the levels and components of compensation that are consistent with this objective. See discussion beginning on page 18. The Chairperson of the Board reviews the data and analyses provided by the Company’s outside consultants and then makes recommendations to the Compensation Committee regarding Director compensation. The Compensation Committee, in turn, reviews the data and analyses provided by the Company’s outside consultants and the Chairperson’s recommendations and makes its own recommendations to the Board regarding Director compensation. The Board of Directors then approves Board and Committee compensation, as well as Director retirement policies and perquisites, based on the recommendations of the Compensation Committee. Each year, the compensation levels approved by the Board become effective at the Company’s annual meeting of shareholders and remain in effect until the annual meeting of shareholders held in the following year.

          For the period commencing on May 9, 2008, the date of the 2008 Annual Meeting of Shareholders, and ending on May 8, 2009, the date of the 2009 Annual Meeting of Shareholders, each non-employee Director received a retainer of $54,000 per year, paid monthly, plus $2,000 per diem for each Board meeting attended. Committee chairpersons received an additional annual fee of $9,000, except for the Chairperson of the Audit Committee who received an annual fee of $14,200, and Committee members received an additional annual fee of $4,000. The Presiding Director received an additional annual fee of $5,000. The Company believes this compensation is aligned with the 60th percentile of the Company’s primary peer group and reflects the responsibilities and potential liabilities for audit committee chairpersons and directors generally. Directors who are Company employees are not compensated for their services as Directors.

          In May of each year, Directors who are serving at that time (but not Directors who join the Board later in the year) may elect to receive the annual retainer fee payable over the following 12 months either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the closing market price of our common stock on the date of grant, which is the first business day in June after a Director’s election to receive restricted stock in lieu of half or all of the Director’s retainer. The restriction on the stock lapses on the six-month anniversary of the grant date. In 2008, all of our non-employee Directors elected to receive their entire annual retainer in the form of restricted stock.

          Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director’s partner when attending the annual strategic planning meeting.

          Each non-employee Director who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders will receive, as of the date of such meeting, an option to purchase shares of our common stock at an exercise price per share equal to the closing market price of our common stock on such date. All such options are designated as non-qualified stock options with eight-year terms and fully vest on the six-month anniversary of the grant date. Non-employee Directors appointed between annual shareholder meetings are granted an option to purchase a pro-rata portion of shares on the same terms and conditions as the stock options described above, except the exercise price is equal to the closing market price of our common stock on the date of appointment. At the 2008 Annual Meeting of Shareholders, each non-employee Director received a grant of an option to purchase 8,800 shares at $40.93 per share, the closing market price of our common stock on the date of grant. No additional options were granted to non-employee Directors in 2008.

          Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam. Board members also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

          Under a retirement plan for non-employee Directors that was terminated April 1, 1996, each non-employee Director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the Director during his or her service as a Director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the Director becomes 60 years old. The retirement benefit is payable over a number of years equal to the Director’s years of service as a member of the Board of Directors prior to April 1, 1996. Mr. Garrett is the only current Director eligible for benefits under the discontinued retirement plan for non-employee Directors. The actuarial present value of his benefit under this plan is $192,000 and did not change during the last fiscal year. This amount was expensed in prior years and is fully accrued for as of January 3, 2009.

          At the 2009 Annual Meeting of Shareholders, each non-employee Director who is re-elected or serving an unexpired term will receive a grant of an option to purchase 12,250 shares of our common stock at an exercise price equal to the closing market price on the date of grant. Other than as described above, the Compensation Committee did not modify compensation for service on the Board and its committees for the 12-month period commencing on May 8, 2009.

Director Compensation Table

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2) (3)		All Other Compensation ($)	Total ($)

John W. Brown	88,000		115,636		-0-	203,636

Richard R. Devenuti	72,000		115,636		-0-	187,636

Stuart M. Essig	83,000		115,636		1,000(4)	198,636

Thomas H. Garrett III	74,000		115,636		-0-	189,636

Barbara B. Hill	96,000	(5)	161,280	(6)	-0-	257,280

Michael A. Rocca	82,000		115,636		-0-	197,636

Stefan K. Widensohler	68,000		115,636		-0-	183,636

Wendy L. Yarno	78,000		115,636		-0-	193,636

Footnotes

(1)	All of the non-employee Directors elected to receive their entire $54,000 annual retainer fee for the May 2008 - May 2009 term in the form of shares of restricted stock.

(2)

The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our consolidated statement of earnings for fiscal year 2008. The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2009. The May 9, 2008 grant date fair value of the award was $115,636.

(3)

As of January 3, 2009, the Directors held options to purchase the following numbers of shares of our common stock: Mr. Brown, 26,350; Mr. Devenuti, 67,750; Mr. Essig, 87,750; Mr. Garrett, 59,750; Ms. Hill, 12,029; Mr. Rocca, 37,082; Mr. Widensohler, 67,750; and Ms. Yarno, 35,750. As of January 3, 2009, no Directors held any restricted stock awards.

(4)	Represents a matching gift under our charitable contribution matching program.

(5)

As Ms. Hill was appointed to the Board in December 2007 and did not have the option to receive her initial retainer fee in the form of restricted stock, this amount includes the portion of her annual retainer fee for the May 2007 - May 2008 term that she received in cash that was paid to her in the period from January 2008 through May 2008. All other non-employee Directors elected to receive their entire $54,000 annual retainer fee for the May 2007 - May 2008 term in the form of shares of restricted stock which became fully vested (i.e., were deemed paid) in December 2007. Accordingly, only Ms. Hill received a cash payment in 2008 of a portion of her retainer fees for the May 2007 - May 2008 term.

(6)

As Ms. Hill was appointed to the Board in December 2007, this amount includes the financial statement compensation cost for stock option awards granted to her in December 2007 for the May 2007 – May 2008 term, as recognized in our consolidated statement of earnings for fiscal year 2008. All other directors received their stock option awards for the May 2007 – May 2008 term in May 2007 and the financial statement compensation cost for such stock option awards was recognized in our consolidated statement of earnings for fiscal year 2007.

Compensation Committee Interlocks and Insider Participation

          During 2008, Stuart M. Essig (chair), John W. Brown, Barbara B. Hill and Wendy L. Yarno served as members of the Compensation Committee. None of these individuals has ever served as an officer or employee of St. Jude Medical or any of our subsidiaries or has any relationships with St. Jude Medical or any of our subsidiaries requiring disclosure under “Related Person Transactions” below. The members of the Compensation Committee have no interlocking relationships requiring disclosure under the rules of the SEC.

Related Person Transactions

          Our Board of Directors has adopted a written policy and procedures for related person transactions (collectively referred to as the “Policy”). Under the Policy, all related person transactions must be approved or ratified by the Company’s Governance and Nominating Committee. For purposes of the Policy, related person transactions generally include any transaction:

•	to which the Company is a participant;

•	for which the amount involved in any calendar year is expected to exceed $120,000; and

•	in which a related person is expected to have a direct or indirect material interest.

Despite otherwise falling within this definition, the following transactions have been determined by the Board not to be related person transactions subject to the Policy:

•	employment arrangements with management that are otherwise approved by the Board;

•	transactions for which the related person’s interest is solely due to their status as a shareholder; and

•	transactions with third parties in which the amounts involved are not material to the third parties.

A related person under the Policy is:

•	someone who is or was an executive officer, Director or nominee for election as a Director of the Company since the beginning of the last fiscal year;

•	a person or group who is a beneficial owner of more than 5% of the Company’s voting securities; or

•	an immediate family member of any of the foregoing.

          Each officer and Director has an affirmative obligation to inform the Company of any transactions in which he or she or a member of his or her immediate family may have a material interest and which may reasonably be expected to be a related person transaction. Management of the Company is also required to inform the Company of any potential related person transactions of which management becomes aware in the course of business development activities.

          Our General Counsel is responsible for determining whether a particular transaction is a related person transaction. If so, the Governance and Nominating Committee reviews the transaction to determine whether to approve or ratify the transaction and whether to impose any conditions on the approval or ratification.

          In determining whether to approve or ratify a particular transaction, the Governance and Nominating Committee will take into account any factors that it deems relevant, which may include, among other things:

•	the material terms of the transaction;

•	the expected and potential impact of the transaction on the Company’s results of operations, financial position and cash flows;

•	whether the terms of the transaction are no less favorable to the Company than if the other party did not have an affiliation with a related person;

•	the availability of, and terms to obtain, other sources of comparable products or services, where applicable; and

•	the identity of the related person and the impact of the transaction on the related person’s independence due to the expected and potential financial interest of the related person in the transaction.

          Under the Policy, related persons are required to refrain from directly or indirectly participating in the negotiation of any transactions that may reasonably be expected to be related person transactions, or managing any existing related person transactions. In addition, no director of the Company may engage in the approval under the Policy of a related person transaction in which he or she, or a member of his or her immediate family, has a material interest, except to the extent of providing to the Governance and Nominating Committee all material information requested concerning the related person transaction.

          Except for the Company’s April 2008 purchase of equity in a medical device company from Eric Fain, as described below, the transactions described below were not approved under the Policy because they were entered into prior to its adoption. They were, however, reviewed by the Company in accordance with the procedures described above.

          Purchases from Invatec

          Mr. Widensohler is a director of, and the beneficial owner of approximately 45% of the common stock of, Invatec, an Italian company that makes medical products which, until December 2008, it sold to our Japanese distribution subsidiary. Sales by Invatec to us during 2008 were $9,849,815. The business relationship between Invatec and our Japanese distribution subsidiary was terminated as of December 31, 2008. During the period in which the Company, through its Japanese distribution subsidiary, had a business relationship with Invatec, the Board of Directors had determined that Mr. Widensohler was not an independent Director. In light of the termination of this relationship, the Board determined in February 2009 that Mr. Widensohler is an independent Director.

          Purchase of Interest in Medical Technology Company

          In April 2004, at the initiative of our Cardiac Rhythm Management Division (the “CRM Division”), the Company invested in a privately-owned medical technology company (generically referred to as the “Medtech Company”). Eric Fain had served as a director of the Medtech Company since June 2002 and had been an investor in the Medtech Company since February 2003. He also received options to purchase shares of the Medtech Company’s common stock as compensation for his service on the board. At the time of the Company’s initial investment in 2004, Dr. Fain was serving as Senior Vice President for Development and Clinical/Regulatory Affairs for the CRM Division.

          In connection with joining the board of directors of the Medtech Company, Dr. Fain informed the Company’s General Counsel of his relationship with the Medtech Company. The Company’s General Counsel advised Dr. Fain that his service on the board of the Medtech Company did not present a conflict of interest at that time. The Company and Dr. Fain both, independently, made additional investments in the Medtech Company in April 2004, January 2006 and April 2007.

          On July 1, 2007, Dr. Fain was appointed President of the CRM Division, and thus became an executive officer of the Company. In order to avoid any actual or even apparent conflict between the interests of the Company and the interests of Dr. Fain, the Company asked Dr. Fain to resign from his position as a director of and to divest his financial interest in the Medtech Company. Because the Medtech Company is privately held, the shares held by Dr. Fain were not freely tradable.

          On April 14, 2008, the Company made an additional equity investment in the Medtech Company (the “2008 Investment”). On the same date, pursuant to an Equity Transfer and Board Service Agreement (the “Transfer Agreement”) entered into between Dr. Fain and the Company, Dr. Fain sold all of his equity in the Medtech Company, including any options to purchase common stock, to the Company for

$1,591,470, and agreed to remain on the board of directors of the Medtech Company solely as a designee of the Company, for so long as the Company determines. The consideration paid to Dr. Fain for his equity in the Medtech Company was based on the per share price the Company paid in connection with the 2008 Investment. Pursuant to the Transfer Agreement, Dr. Fain further agreed that he would not hold any equity in the Medtech Company and that, if he were to receive any compensation as director, he would transfer any such compensation to the Company. The April 2008 transactions were reviewed and approved by the Board of Directors in February 2008 in accordance with the Policy.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2008 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2008 were satisfied, except that one Form 4 relating to one transaction was filed late on behalf of Mr. McCullough, two Form 4s relating to two transactions were filed late on behalf of Mr. Starks and one Form 5 relating to two transactions was filed late on behalf of Mr. Devenuti.

PROPOSAL TO ELECT DIRECTORS

          The Board of Directors is divided into three classes, the terms of which expire at successive annual meetings.

          At this year’s annual meeting, the three-year terms of Messrs. Brown and Starks will expire. Two Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2012. We have nominated Messrs. Brown and Starks for these positions. Each nominee currently serves as a Director. You can find the principal occupation and other information about the nominees below.

          The persons named on the form of proxy will vote the proxy for the election of Messrs. Brown and Starks unless you indicate a vote against either of the nominees. If elected, Messrs. Brown and Starks will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected.

          The principal occupation and other information about the Directors whose terms of office will continue after the annual meeting are also provided below.

          The Board of Directors recommends a vote FOR the election of Messrs. Brown and Starks as Directors.

Nominees for Terms Expiring In 2012

John W. Brown, Director of St. Jude Medical since August 2005. Chairman of the Board of Stryker Corporation, an orthopedic device company, since 1980. Chief Executive Officer of Stryker Corporation from 1977 through 2004. Director of Gen-Probe Incorporated. Age: 74

Daniel J. Starks, Director of St. Jude Medical since 1996. Chairman, President and Chief Executive Officer of St. Jude Medical since May 2004. President and Chief Operating Officer of St. Jude Medical from February 2001 to May 2004. From April 1998 to February 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Previously, Chief Executive Officer and President, Daig Corporation. Director of Urologix, Inc. Age: 54

Directors Whose Terms Will Expire In 2010

Barbara B. Hill, Director of St. Jude Medical since December 2007. President, Chief Executive Officer and Director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company, since March 2006. Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from August 2004 to March 2006. President of Express Scripts, Inc., a pharmacy benefits management company, from April 2002 to October 2003. Age: 56

Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Lawson Software, Inc.
Age: 64

Stefan K. Widensohler, Director of St. Jude Medical since 2001. President and Chief Executive Officer of Krauth Medical Group, a European distributor of medical and surgical devices and services, since 1992. Age: 49

Directors Whose Terms Expire In 2011

Richard R. Devenuti, Director of St. Jude Medical since 2001. Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation, a developer and provider of information infrastructure technology and solutions, since July 2008. Senior Vice President of Worldwide Services and IT of Microsoft Corporation, a software company, from December 2003 until January 2007. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. Director of XETA Technologies Inc. Age: 51

Stuart M. Essig, Director of St. Jude Medical since 1999. President and Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since December 1997. Age: 47

Thomas H. Garrett III, Director of St. Jude Medical since 1979. Self-employed as a business consultant since June 1996. Previously, a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota, and its Managing Partner from 1993 through 1995. Age: 64

Wendy L. Yarno, Director of St. Jude Medical since 2002. Retired in 2008 from Merck & Co., Inc., a pharmaceutical company, where she was Chief Marketing Officer from 2006 to 2008. From 2005 to 2006, General Manager, Business Unit, Merck & Co., Inc. From 2002 to 2005, Executive VP, Worldwide Human Health, Merck & Co., Inc. Age: 54

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

          The following table presents information regarding the beneficial ownership of our common stock as of March 13, 2009 by (a) each of our Directors, Director nominees and executive officers appearing in the Summary Compensation Table on page 31, (b) all of our Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them, and none of the shares beneficially owned by our Directors, Director nominees and executive officers are subject to a pledge.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares Held March 13, 2009		Stock Options to Purchase Common Shares Exercisable within 60 days of March 13, 2009	Total Beneficial Ownership		Percent of Class

John W. Brown	54,074		26,350	80,424		*
Richard R. Devenuti	7,742		67,750	75,492		*
Stuart M. Essig	26,547		75,750	102,297		*
Thomas H. Garrett III	116,819		59,750	176,569		*
Barbara B. Hill	1,332		12,029	13,361		*
Michael A. Rocca	7,162		37,082	44,244		*
Daniel J. Starks	6,304,792		1,762,000	8,066,792	(2)	2.30%
Stefan K. Widensohler	33,306		67,750	101,056		*
Wendy L. Yarno	5,915		35,750	41,665		*
John C. Heinmiller	183,262		763,000	919,262	(3)	*
Michael T. Rousseau	18,382		637,000	655,382		*
Joseph P. McCullough	11,572		449,000	460,572		*
Denis M. Gestin	3,225		100,125	103,350		*
Directors and Executive Officers as a Group (22 persons)	6,877,658		5,831,111	12,708,769		3.60%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	27,670,234	(1)	-0-	27,670,234		8.04%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	21,366,333	(4)	-0-	21,366,333		6.21%

Footnotes

*	Less than 1.0%

(1)

This information is derived from a Schedule 13G filed on February 7, 2009 by Wellington Management Company, LLP, which is deemed to be the beneficial owner of 26,670,234 shares of our common stock as a result of acting as investment adviser for clients of Wellington Management. Wellington Management Company, LLP has shared voting power over 13,446,997 shares and shared dispositive power over 27,632,134 shares.

(2)	Includes 2,500,000 shares that are subject to a pledge in support of a line of credit.

(3)	Includes 100,000 shares that are subject to a pledge in support of a line of credit.

(4)

This information is derived from a Schedule 13G filed on February 5, 2009 by Barclay’s Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGF”), Barclays Global Investors, Ltd. (“BGL”), Barclays Global Investors Japan Limited (“BGJapan”), Barclays Global Investors Canada Limited (“BGCanada”), Barclays Global Investors Australia Limited (“BGAustralia”) and Barclays Global Investors (Deutschland) AG. BGI beneficially owns 13,402,809 shares, as to which it has sole voting power of 10,752,361 shares and sole dispositive power of 13,402,809 shares. BGF beneficially owns 4,629,090 shares, as to which it has sole voting power of 4,607,560 shares and sole dispositive power of 4,629,090 shares. BGL beneficially owns 1,949,899 shares, as to which it has sole voting power of 1,669,135 shares and sole dispositive power of 1,949,899 shares. BGJapan beneficially owns, and has the sole voting power and sole dispositive power of, 996,181 shares. BGCanada beneficially owns, and has the sole voting power and sole dispositive power of, 363,610 shares. BGAustralia beneficially owns, and has the sole voting power and sole dispositive power of, 24,744 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Introduction

          To achieve our business objectives, we seek to ensure that our executive compensation programs reinforce our business strategy and are appropriately aligned with the interests of our shareholders. The goals of our compensation programs are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the programs:

•	A substantial part of an executive officer’s compensation should be incentive based, tied to Company performance and subject to risk;

•	Compensation should reflect individual job responsibilities, qualifications and performance; and

•	Executive officers and employees should be encouraged to own St. Jude Medical stock.

          We seek to ensure the long-term growth of the Company while at the same time delivering short-term results and maintaining a rigorous commitment to quality. Our executive compensation program supports these initiatives by placing the majority of compensation at risk through an annual cash incentive plan based solely on Company-wide and divisional financial objectives, and stock options which have value only through future appreciation in share price.

          St. Jude Medical operates in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. In order to attract and retain the necessary talent, we set each component of compensation – base salary, annual cash incentive target and long-term incentive awards – using the 60th percentile of the external market (as determined through the process described beginning on page 19) as a reference point.

          Oversight of the Executive Compensation Program

          The Compensation Committee of the Company’s Board of Directors (the “Committee”) is responsible for establishing and administering compensation programs for the Company’s executive officers. In 2008, the Committee consisted of Mr. Stuart M. Essig, who served as Chairperson, Ms. Barbara B. Hill, who joined the Committee in May 2008, Ms. Wendy L. Yarno and Mr. John W. Brown. None of the members of the Committee is a current or former employee of the Company. Each of the members of the Committee is independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards. The Committee makes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer of the Company. The Committee determines, and reports to the Board of Directors, the compensation to be paid to all other executive officers of the Company.

          Use of Consultants and Other Advisors

          The Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its functions as described in the Committee charter. During 2008, the Committee retained the services of Mercer (US) Inc. (the “Consultant”) to advise it on issues related to the Committee’s responsibilities. The Consultant was selected by the Committee and reports to the Chairperson of the Committee. The Committee has the authority to determine the scope of the Consultant’s services and retains the right to terminate the Consultant’s contract at any time. In addition, the Committee may periodically engage additional consulting and other professional advisors. No such other advisors were engaged in 2008. The Consultant’s responsibilities to the Committee include providing:

•	Competitive market data and advice related to the Chief Executive Officer’s compensation level and incentive design;

•	A review of Company compensation levels, performance and incentive design (including performance objectives);

•	Information on executive compensation trends and implications for the Company; and

•	Competitive market data and advice on outside director compensation.

          In addition to the executive compensation work performed by the Consultant for the Committee, during 2008, management hired the Consultant to provide compensation, health care and group benefits consulting.

          Executive Compensation Philosophy and Policies

          Market Data

          We evaluate the compensation paid to the Company’s Chief Executive Officer and other executive officers in relation to the programs offered by a primary peer group of other medical product companies. The primary peer group is identified by the Company in May of each year. Companies are selected based on similarities of business characteristics and overall company size. Organizational size is measured using revenue, and the primary peer group is developed so that the median annual sales revenue of the companies within the primary peer group approximates the annual revenue for the Company.

          In May 2007, the Committee approved the following peer group for use in establishing 2008 compensation decisions.

Primary Peer Group(1)	2007 Revenue ($M)

Medtronic, Inc.	$12,299.0

Boston Scientific Corporation	$8,357.0

Becton, Dickinson and Company	$6,359.7

Stryker Corporation	$6,000.5

Alcon Inc.	$5,584.5

Zimmer Holdings, Inc.	$3,897.5

Genzyme Corporation	$3,813.5

Hospira, Inc.	$3,436.2

Beckman Coulter, Inc.	$2,761.3

Biomet, Inc.	$2,383.3

C.R. Bard, Inc.	$2,202.0

Varian Medical Systems, Inc.	$1,776.6

Dade Behring, Inc.(2)	$1,739.2

Edwards Lifesciences Corporation	$1,091.1

Median	$3,624.9

Footnotes

(1)

In May 2008, changes were made to the peer group in response to merger and acquisition activity and in order to maintain a relevant sample size for the peer group. Biomet, Inc. and Dade Behring, Inc. were removed from the peer group and Baxter International Inc., Thermo Fisher Scientific Inc., Covidien Ltd., Hill Rom Holdings, Kinetic Concepts, Inc., Steris Corporation, Barr Pharmaceuticals, Inc. and Forest Laboratories, Inc. were added to the primary peer group. This modified peer group was used in establishing 2009 compensation decisions.

(2)	Represents FY 2006 revenue as FY 2007 revenue is not available due to acquisition activity involving the company.

          Base Salary Market Data

          When a relevant data sample, typically 10 data points or more, is available from the primary peer group, it is used to determine market base salary levels. In December 2007, the primary peer group was used to benchmark salaries for Messrs. Starks and Heinmiller.

          The primary peer group did not contain a relevant sample of data for positions similar to Messrs. McCullough, Rousseau or Gestin. For Messrs. McCullough and Rousseau, market salary levels were determined by analyzing pay for positions similar to that of Messrs. McCullough and Rousseau at approximately 150 similarly-sized, publicly-traded companies (revenues of $1.5 billion - $8 billion) from multiple industries. For Mr. Gestin, the market salary level was determined using data for division-level executives at publicly-traded companies with revenue responsibility similar to Mr. Gestin. The data was obtained from Mercer’s Americas Executive Remuneration Survey.

          Incentive Market Data

          To determine market competitive levels for short-term and long-term incentives for the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), a large sample of data was used from medical device and similar companies. The use of industry-specific data allowed us to capture the unique characteristics of incentive levels in the industry. The supplemental incentive market data chosen was a large enough sample from which to gather market incentive data for all executive levels. This sample included the primary peer group, as well as the companies detailed in the following table:

Sources of Supplemental Incentive Market Data(1)

Abbott Laboratories
Abbott Medical Devices
Amgen, Inc.
Adams Respiratory Therapeutics, Inc.
Applera – Applied Biosystems
Barr Pharmaceuticals, Inc.
Bausch & Lomb Incorporated
Baxter International Inc.
Bio-Rad Laboratories, Inc.
Biogen Idec Inc.
Bristol-Myers Squibb Company
Cephalon, Inc.
Corning, Inc.

CSL Behring
Daiichi Sankyo
Dentsply International, Inc.
Digene Corporation
Dionex Corporation
Enzon Pharmaceuticals, Inc.
EV3 Inc.
Forest Laboratories, Inc.
GE Healthcare
Genentech, Inc.
Gilead Sciences, Inc.
GlaxoSmithKline plc
Haemacure Corporation US

Hillenbrand Industries, Inc.
Invacare Corporation
Invitrogen Corporation
Johnson & Johnson Corporation
Kinetic Concepts, Inc.
McKesson Corporation
Medrad Inc.
Medimmune, Inc.
Millipore Corporation
Novartis International AG
Novo Nordisk Inc.
PerkinElmer, Inc.
Quest Diagnostics Inc.

Roche Diagnostic Operations, Inc.
Sanmina Corporation
Sanofi Aventis
Siemens AG
Smith & Nephew
Steris Corporation
Surmodics Inc.
Thermo Fisher Scientific Inc.
Toshiba America Medical Systems
Varian Inc.
Waters Corporation
Watson Pharmaceuticals, Inc.
Wyeth

Footnotes

(1)	Includes all companies with data considered in making incentive decisions for fiscal years 2008 and 2009. Each company was used in both fiscal years unless their data was unavailable in either year.

          Determination of Targeted Compensation Levels

          In December of each year, the Committee establishes base salaries, annual incentive targets and long-term incentive awards. The annual incentive targets are effective for the next year and the long-term incentive awards are effective the day they are approved but are intended to be compensation for the next year and beyond.

          In establishing target levels of pay for each compensation component, the Company considers the market 60th percentile data along with additional factors such as:

•	Actual executive role as compared to the most similar external comparator description;

•	Individual executive’s experience and past performance;

•	Ability of the position to impact key business initiatives;

•	Our assessment of the risk of losing the executive to competitors;

•	Advancement potential; and

•	Succession planning considerations.

          The Company considers standard performers to be those executives whose areas of responsibility consistently meet or exceed annual performance targets and who provide leadership that is consistent with the Company’s core values and is aligned with the Company’s overall long-term growth strategy. Executives who are considered to be standard performers and for whom there is a substantially similar external market comparator typically have each component of their compensation targeted to the 60th percentile of the external market. We believe that targeting the 60th percentile for standard performers is appropriate given our practice of recruiting the highest caliber executives, our historically aggressive performance goals, our historically strong share price performance and the decentralized nature of our business, which adds complexity to executive roles. Moreover, the cost of turnover at the executive level can be high given the growth initiatives of our Company and the potential delay to those initiatives that could result from the loss of key executives.

          In general, the Company considers compensation levels within 15% of the value associated with the 60th percentile reference point to be within a reasonable range of the 60th percentile in light of differences in external market data that can be explained by performance, time in position or year-over-year anomalies.

          In the event that an executive’s position has greater responsibility than the external market comparator, the executive’s performance consistently exceeds objectives, the executive possesses a skill set that is critical to a key business objective or the executive is in line for a key leadership position, one or more components of compensation may be targeted above the 60th percentile of the external market.

          In the event that an executive is new to his or her position and has not had the opportunity to demonstrate a consistent level of performance or has duties and responsibilities which are less than those of the closest external comparator, one or more components of compensation may be targeted below the 60th percentile.

          When making recommendations regarding the compensation of the Chief Executive Officer, the Committee considers the results of the review by the Board of the Chief Executive Officer’s performance against specific objectives established at the beginning of each year, the 60th percentile of the primary peer group for each component of compensation and the Company’s overall financial performance as compared to the performance of companies in the primary peer group. The Chief Executive Officer attends Committee meetings but is not present for discussions of his own compensation.

          When evaluating the compensation levels of our other executive officers, the Committee considers recommendations of our Chief Executive Officer and our Executive Vice President and Chief Financial Officer. These recommendations are presented to the

Committee in December of each year along with a written assessment for each executive officer addressing performance against the past year’s financial objectives, overall leadership effectiveness and individual breadth and effectiveness.

          In determining compensation levels for our executive officers, including the Chief Executive Officer, the Committee also reviews current and historical compensation levels (targeted and actually paid) for each executive, including the current value of any outstanding equity awards. While historical compensation levels are considered when establishing future compensation targets, the primary objective is to establish market-competitive programs that are highly aligned with future Company performance goals and shareholder value creation.

          Once the performance year begins, no subjective assessment of individual performance affects compensation, and Company and division performance alone determine amounts payable to the Named Executive Officers, subject to the discretion of the Compensation Committee to reduce payouts under the MICP as described on page 25. Base salaries remain constant throughout the year, annual incentives are determined at the end of the year based on a combination of Company-wide and divisional performance and the value of equity awards is solely attributable to the price performance of the Company’s stock. This results in executive compensation being highly correlated to annual financial performance and long-term share price performance. With the exception of Mr. Gestin, whose compensation package is influenced by pay practices for the country in which he works and foreign currency exchange rate volatility, over 70% of targeted total compensation (base salary, annual incentive and long-term incentive) for the Named Executive Officers is tied to Company-wide and/or division performance and at-risk insofar as annual incentive awards and the value of stock options may be reduced or eliminated depending on Company-wide and division performance.

          Compensation Arrangements for the Named Executive Officers for 2009

          The compensation arrangement for each of the Named Executive Officers is reviewed by the Compensation Committee each October relative to the external market comparators and the other factors described above. Each December, the Compensation Committee recommends for full Board approval the compensation of the Company’s Chief Executive Officer to be effective January 1st of the following year, and approves the compensation for each of the other Named Executive Officers for the following year.

          In accordance with the Company’s executive compensation philosophy and policies described above, and as part of the Chief Executive Officer’s annual compensation and performance review, the Board determined the following at its December 2008 meeting for 2009:

2009 Compensation
Named Executive Officer	Base Salary	Target Annual Incentive	Cash Perquisite Allowance
D. Starks(1)	$975,000	120%	$26,000
J. Heinmiller	$665,000	100%	$24,000
M. Rousseau	$600,000	100%	$24,000
J. McCullough	$575,000	100%	$24,000
D. Gestin(2)	$640,320	65%	n/a

Footnotes

(1) Mr. Starks’ base salary rate, annual incentive target and cash perquisite allowance have not increased since 2006. The Board also determined to grant Mr. Starks a stock option for 600,000 shares.

(2) Mr. Gestin does not receive a cash perquisite allowance but rather is provided an automobile. The cost to the Company for the automobile in 2008 was $33,951. Mr. Gestin is paid in Euros, but for the purposes of this proxy statement, all amounts have been converted to U.S. Dollars using the exchange rate of 1.392 Euros per U.S. Dollars, the exchange rate on January 2, 2009, the last business day of fiscal year 2008.

          Components of Executive Compensation Program

          Our compensation program for executive officers has four major components, each of which supports the goal of our compensation program to attract, retain and motivate talented executives:

•	Base salary;

•	Annual incentive awards;

•	Long-term incentive awards; and

•	Perquisites and other benefits.

          Base Salary

          An executive officer’s base salary is determined with consideration of the 60th percentile of the market, the executive’s role as compared to the external comparator, the executive’s past performance, ability to impact key business initiatives, risk of recruitment by key competitors, advancement potential and succession planning considerations.

          For 2008, base salaries for the Named Executive Officers exceeded the 60th percentile for the closest market comparator by an average of 6%. The Company believes that this variance is within an acceptable range of the 60th percentile reference point. In addition to the factors listed on pages 21-22, for Mr. Gestin, the variances to the 60th percentile reference point can be attributed to fluctuations in the Euro to U.S. Dollar exchange rate in 2008.

          Annual Incentive Awards

          Annual incentive awards are designed to align executive compensation with the achievement of annual performance goals as established in the Company’s annual operating plan approved by the Board of Directors prior to the start of each year. All annual incentive awards paid to the Named Executive Officers are awarded and paid under the MICP. Annual incentive payments made to the Named Executive Officers are based on the Company’s level of achievement of Company-wide annual sales revenue and earnings per share objectives, as well as divisional profitability and sales objectives, all as established under the Company’s annual operating plan. Each objective is assigned a relative weighting for each Named Executive Officer. The weightings result in executives’ incentives being tied most heavily to those factors over which they have the greatest influence.

          Prior year performance, current market conditions and peer company performance are taken into account in establishing performance goals. Goals are established to promote growth and profitability that exceed the previous year’s performance and is at or above the historical performance of key competitors. Existing market conditions are taken into account to ensure that goals have a reasonable probability of being achieved.

          For 2008, our Named Executive Officers had targeted annual incentive opportunities ranging from 60% to 120% of base salary. Target opportunities are established prior to the start of each year with consideration given to the 60th percentile and the other factors discussed above. On average, target annual incentive opportunities for the Named Executive Officers exceeded the 60th percentile for the closest market comparator position by 15%. The Company believes this is appropriate given our aggressive year-over-year growth objectives and our decentralized organization which gives division and group presidents the ability to act autonomously and therefore have a more direct impact on performance results.

          Under the MICP, target award opportunities, weightings and associated performance objectives must be determined and approved by the Committee or Board of Directors no later than 90 days after the beginning of the fiscal year. Typically, target award opportunities, weightings and associated performance objectives for a particular fiscal year are approved in the December preceding the start of that fiscal year. At that time, the Committee may identify items that will be excluded from the calculation of incentive payments, such as the impact of foreign exchange rates, transaction costs and accretive or dilutive effect of merger and acquisition activity and non-recurring charges (collectively, “non-operating items”).

          Target opportunities and associated weightings for 2008 are provided below for each of the Named Executive Officers.

	2008 Performance Measure Weighting
Name	Earnings Per Share	Company Sales	Division Sales	Division Operating Profit	Target Incentive (%)	Target Incentive ($)(1)
Daniel J. Starks	75%	25%	na	na	120%	$1,192,500
John C. Heinmiller	75%	25%	na	na	100%	$652,308
Michael T. Rousseau	75%	25%	na	na	100%	$560,577
Joseph H. McCullough	75%	25%	na	na	100%	$535,095
Denis M. Gestin	25%	na	50%	25%	60%	$363,312

Footnotes

(1)	Except for Mr. Gestin, who was paid pursuant to a 52 week fiscal year, the Target Incentive ($) amounts reflect one additional week of salary earned in 2008 based on a 53 week fiscal year.

          Historically, Company-wide performance objectives have been set so they require double digit growth over the previous year’s revenue and profitability results. For example, in December 2007, the Board approved our 2008 operating plan and the Company-wide revenue and earnings per share targets of $4.282 billion and $2.06 (excluding the impact of non-operating items), respectively, that were included within the operating plan. When the Board approved the operating plan, the 2008 revenue and earnings per share targets reflected an increase of approximately 15% over the revenues and earnings per share that we expected, at that time, to achieve for the full year 2007.

          Division goals related to sales and operating profit are established in support of Company-wide revenue and earnings per share targets with additional consideration given to division-specific market conditions and each division’s stage in its growth cycle. For example, although division-specific targets in the aggregate are intended to be consistent with the Company-wide objectives, growth rates implicit in targets for any one division may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant product markets or smaller or larger market shares.

          These considerations result in Company-wide and division goals that are consistent in their difficulty to achieve and probability for success. Performance objectives are set at a level that we believe is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and profitability but are at the same time intended to be reasonable in that they can be achieved by the efficient execution of operating plans.

          Upon completion of each fiscal year, the Committee determines and certifies in writing the payout levels associated with Company-wide and division performance results. The actual incentive payout for each performance objective may range from 0% to 200% of target depending upon the extent to which the performance objective was achieved. Incentive payments are not made if actual performance is less than 90% of targeted levels.

          With the exception of Mr. Gestin, whose performance objectives and weightings were related more closely to his divisions’ operating performance, all Named Executive Officers had their 2008 performance objectives and weightings set as follows: 75% on earnings per share and 25% on Company sales. For 2008, earnings per share performance resulted in a payout equal to 120% of target and Company sales resulted in a payout equal to 98% of the targeted award opportunity. Mr. Gestin’s 2008 performance objectives and weightings were based 25% on earnings per share, 50% on division sales and 25% on division operating profit. Sales in 2008 for Mr. Gestin’s division resulted in a payout equal to 99% of target and division operating profit for Mr. Gestin’s division resulted in a payout equal to 97% of target.

          The Committee has no discretion under the MICP to increase any executive’s incentive target or payout that would be due upon the attainment of performance objectives, or otherwise modify performance objectives associated with the performance period. However, the Committee may in its discretion reduce or eliminate individual incentive targets or payouts for a performance period. The Committee did not exercise this discretion for any incentive payments earned in 2008.

          Incentive awards are typically paid in February after the prior year’s audited results are available and payout levels are certified by the Committee. Incentive payouts to the Named Executive Officers for 2008 are summarized in the following table:

Name	Target Incentive	2008 Incentive Payout	Payout as a % of Target
Daniel J. Starks	$1,192,500	$1,365,413	114.5%
John C. Heinmiller	$652,308	$746,892	114.5%
Michael T. Rousseau	$560,577	$641,861	114.5%
Joseph H. McCullough	$535,095	$612,685	114.5%
Denis M. Gestin	$363,312	$376,937	103.75%

          In December of 2008, the Compensation Committee established target award opportunities as a percentage of base salary, performance objectives and relative weightings for the 2009 fiscal year. Target award opportunities for the Named Executive Officers as a percentage of base salary remain unchanged for 2009 with the exception of Mr. Gestin whose target was increased from 60% to 65% to better align it with the 60th percentile reference point. Target opportunity percentages, performance criteria and weightings for 2009 are summarized below:

	2009 Performance Measure Weighting				Target Incentive (%)	Target Incentive ($)
Name	Earnings Per Share	Company Sales	Division Sales	Division Operating Profit
Daniel J. Starks	75%	25%	na	na	120%	$1,170,000
John C. Heinmiller	75%	25%	na	na	100%	$665,000
Michael T. Rousseau	75%	25%	na	na	100%	$600,000
Joseph H. McCullough	75%	25%	na	na	100%	$575,000
Denis M. Gestin	25%	na	50%	25%	65%	$416,209

          Long-Term Incentive Awards

          The Committee believes that equity-based long-term incentives are a key component of total compensation for executive officers. As a result, annual stock-based, long-term incentive compensation typically exceeds annual cash compensation. The purpose of long-term incentive awards is to enhance the growth and profitability of St. Jude Medical by linking the compensation of key employees to the Company’s stock price performance.

          Long-term incentive compensation is provided to executives through stock options and restricted stock. Awards are granted under the Company’s shareholder-approved 1997, 2000, 2002, 2006 and 2007 stock plans. All of the stock plans allow for the granting of stock options. In addition, the 2000 Stock Plan allows for the granting of restricted stock grants, the 2006 Stock Plan allows for the granting of stock appreciation rights (“SARs”) and the 2007 Stock Plan allows for the granting of many different award vehicles, including restricted stock, restricted stock units, performance shares and SARs. To date, the Company has granted primarily stock options. Limited restricted stock grants have also been made in connection with the hiring and promotion of executive officers.

          The Committee annually reviews the potential dilutive effect of equity award programs from both a share and economic basis as compared to the primary peer group companies.

          Stock Option Awards

          Stock options are intended to align the interests of key executives and shareholders by placing a portion of the key executives’ compensation at risk, tied to long-term shareholder value creation. Stock options have value only to the extent that the price of the Company’s stock on the date of exercise exceeds the exercise price, which is equal to the closing market price of our common stock on the date of grant. To encourage a longer-term perspective and retain our employees, stock options generally cannot be exercised immediately, and generally become exercisable over a four-year period.

          The number and type of options granted to the Chief Executive Officer is recommended by the Committee and approved by the Board of

Directors. In determining the Chief Executive Officer’s stock option award, the Committee considers the 60th percentile of the primary peer group data related to long-term incentive awards as well as the Company’s performance relative to the primary peer group.

          The number and type of options granted to the other Named Executive Officers is recommended by the Chief Executive Officer and approved annually by the Committee. Stock option awards are determined with consideration given to the 60th percentile of the external market as well as individual performance, ability to impact key initiatives and the degree to which the executive’s duties and responsibilities match those of the closest market comparator. No pre-assigned weighting is given to these factors but they are used to determine appropriate positioning to the 60th percentile. If an executive consistently exceeds performance targets, a grant above the 60th percentile may be given in order to recognize performance. The Company may also choose to grant above the 60th percentile to take advantage of the retention feature inherent in stock options that vest over time in order to retain an executive who is leading a key initiative or has the potential to assume a key management position in the future. The Company may choose to grant below the 60th percentile in the event that performance objectives were not fully met or the executive is new to his or her position. The market competitiveness of grants is determined using the fair market value of the Company’s stock price at the time of award, which may result in year-over-year fluctuations in the number of shares needed to deliver the desired value.

          The number of shares subject to each option award granted to the Chief Executive Officer and other Named Executive Officers during fiscal year 2008, as well as the grant date fair values of these awards, is shown in the Grants of Plan-Based Awards table on page 33. On average, long-term incentive awards for Named Executive Officers were equal to the 60th percentile for the closest market comparator position.

          Stock option awards are generally made in December of each year on a date coinciding with a regularly scheduled Board of Directors meeting. This date falls after the release of the Company’s third quarter earnings and prior to the end of the Company’s fourth quarter. In certain cases, stock options may be granted to new hires upon commencement of employment with the Company or to existing employees upon promotion to a higher level position. In those cases the grant date is determined to be the first Wednesday of the month following the later of commencement of employment or written approval of the grant. If the first Wednesday of the month is within seven days before an earnings release, the grant date is the third business day following the earnings release. In all cases, the exercise price is the closing sales price of our common stock on the date of grant.

          Restricted Stock Awards

          We believe restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted are based on the Company’s future business plans and the executive officer’s ability to impact those plans. Restricted share awards are generally made to new executive officers in order to immediately further align their interests with shareholders. No restricted shares were granted to Named Executive Officers in 2008.

          Perquisites and Other Benefits

          The Company provides perquisites and other benefits to the Named Executive Officers, including health care benefits, dental, vision, disability and life and supplemental disability insurance coverage. The goal of these programs is to provide appropriate health and welfare benefits. Named Executive Officers participate in the medical, dental and vision plans that are available to all exempt employees. The Company provides salaried employees whose salary, commission and bonus exceed $150,000 with a death benefit equal to twice the annual salary, commission and bonus of such salaried employees, up to a maximum death benefit of $1,250,000. In addition, the Company pays supplemental disability insurance premiums for some of the Named Executive Officers.

          The Company also provides retirement savings vehicles to employees and in some cases matches a portion of the amount contributed by employees. The Company’s 401(k) plan matches 100% of the first 3% of compensation contributed by employees. Additionally, the Company provides a Management Savings Plan (“MSP”) with additional matching payments for employees, including the Named Executive Officers, whose annual salary, commission and bonus exceed the IRS qualified plan limit. The MSP is consistent with the deferred compensation plans offered by peer group companies and general industry companies. The Company does not offer a qualified pension plan or a supplemental executive retirement plan, so the MSP is an important vehicle to allow executives to set aside earnings for retirement. The Company also has a profit sharing plan under which the Company may make contributions to employee retirement accounts based on Company financial performance and an employee stock purchase plan that allows employees to purchase stock at a discount to the market price. The 401(k) plan, MSP, profit sharing plan and employee stock purchase plan do not factor into decisions related to other elements of compensation for the Named Executive Officers other than to support the Company’s overall strategy to attract and retain executive talent.

          Because Mr. Gestin is not based in the United States, he does not participate in most of the benefit programs discussed above but rather participates in health, welfare and retirement programs provided to all employees at the Company’s Brussels location. These benefits include disability insurance, hospitalization insurance and life insurance equal to two times the employee’s annual base salary plus an additional 50% of such employee’s annual base salary per each dependent child. Additionally, Belgian employees participate in a retirement plan that for 2008 provided a contribution equal to 3% of the social security ceiling plus 11% of the difference between the social security ceiling and the employee’s base salary. The Company believes these programs are necessary in order to compete for talent and that it is appropriate to provide Mr. Gestin benefits consistent with normal practice in his country of residence.

          In addition to participating in the benefit programs described above, the Named Executive Officers receive certain perquisites that the Company believes are consistent with perquisites provided to senior executives in similar-sized companies, based on its annual review of available survey data. For 2008, perquisites for the Named Executive Officers, excluding Mr. Gestin, included an annual cash perquisite allowance ranging from $24,000 to $26,000. The cash perquisite allowance is in lieu of car allowances, financial planning and other perquisites which are provided by similarsized companies. The Company chooses to use a cash allowance approach because it is easily administered and can be easily adjusted on an annual basis in response to shifts in market practices. Unlike base salaries, cash perquisites are excluded from the determination of benefits under other Company programs such as the MICP and the Company’s profit sharing plan. Consistent with European practice, Mr. Gestin does not receive a cash perquisite allowance but rather is provided an automobile by the Company. The cost to the Company for this perquisite in 2008 was $33,951.

          Named Executive Officers may also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year, except that matching contributions to the United Way prior to January 2008 were not capped. Each Named Executive Officer may also receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam.

          Stock Ownership Guidelines

          The Company maintains stock ownership guidelines which set stock ownership targets that all executive officers and Directors are expected to achieve, with the intent of aligning the interests of management and shareholders. Targeted stock ownership levels range from three times base salary for the Chief Executive Officer to two times base salary for each of the other Named Executive Officers. Stock ownership guidelines for Directors are set at five times the annual retainer for Directors, or $270,000. Ownership levels are expected to be reached within five years after the date of first promotion to the applicable management level or to the Board, as applicable.

          Ownership levels are determined by including stock acquired through open market, option plan or employee stock purchase plan purchases, shares obtained in lieu of earned compensation, shares earned under restricted stock grants and the “in the money” value of vested stock options. Those Named Executive Officers that have been executive officers of the Company for at least five years are in compliance with the Company’s stock ownership guidelines.

          Employment, Termination, Change in Control and Indemnification Agreements

          The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. Each Severance Agreement provides a benefit to the Named Executive Officer in the event that he is involuntarily terminated, other than for cause, following a change in control. A benefit is also provided if the Named Executive Officer terminates his employment for good reason in the three years following a change in control. The Company has selected this “double trigger” approach because it protects the Named Executive Officer from the possibility of a termination of his employment following a change in control while at the same time providing for payment only if such a termination of employment actually occurs.

          In the event of a qualifying termination, each Named Executive Officer is provided with a lump sum payment equal to 2.9 times his annual base salary, target annual incentive and annual perquisite allowance. In addition, for a period of three years, the Named Executive Officer is entitled to receive, at the Company’s expense, health, accident, disability and life insurance benefits substantially similar to those provided immediately prior to termination. In the event that any payments associated with a change in control, whether covered by the Severance Agreement or any other plan, would be subject to excise tax under Section 280G of the Internal Revenue Code, the Company will provide the Named Executive Officer with a payment to cover the excise tax plus a gross-up payment to cover any taxes applied to the excise tax payment. The Company will also reimburse the Named Executive Officer for any legal fees and expenses incurred by the Named Executive Officer as a result of the termination of his employment, including costs incurred in contesting or disputing the termination or seeking to obtain or enforce any right under the Severance Agreement.

          The Company believes that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. The Company also believes these arrangements are necessary in order to retain key executives during the transition period following a change in control and allow them to focus on Company-related matters rather than seeking new employment opportunities. We believe the benefits provided are reasonable in light of those provided to named executive officers at similar-sized companies and the amount of time normally required to find executive employment opportunities. The Severance Agreements are discussed in greater detail on page 37.

          Each of our Named Executive Officers is a party to an indemnification agreement with the Company. The Company entered into indemnification agreements with the Named

Executive Officers to clarify their indemnification rights under the Company’s articles of incorporation and bylaws and Minnesota law. The indemnification agreements are discussed in greater detail on page 39.

          The Severance Agreements and indemnification agreements do not factor into decisions related to other elements of compensation other than to support the overall strategy of attracting and retaining executive talent.

          Tax Implications of Executive Compensation

          Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain of its executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that has been approved by shareholders, the performance goals are objective and determined by a committee of the board of directors which is comprised solely of two or more outside directors and the compensation is paid only after the committee certifies that the performance goals and any other material terms were in fact satisfied.

          All awards to the Named Executive Officers made for fiscal 2008 under the Company’s short- and long-term incentive plans qualify as performance-based compensation under Section 162(m), and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes.

          It is the Committee’s intention to use incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure incentive compensation so that the Company will not lose deductions under Section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

Compensation Committee Report

          We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

Stuart M. Essig, Chairperson
John W. Brown
Barbara B. Hill
Wendy L. Yarno

Summary Compensation Table

          The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2008. These five individuals are collectively referred to as the “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)		Total ($)

Daniel J. Starks	2008	993,750	(5)	-0-	1,866,669		1,365,413	65,400	(6)	4,291,232
Chairman, President and	2007	975,000		-0-	1,731,315		1,205,100	88,375		4,025,790
Chief Executive Officer	2006	975,000		-0-	3,744,342	(7)	1,009,125	63,180		5,791,647

John C. Heinmiller	2008	652,308	(8)	-0-	1,460,583		746,892	68,360	(9)	2,928,143
Executive Vice President and	2007	610,000		-0-	1,291,943		628,300	67,565		2,621,808
Chief Financial Officer	2006	580,000		-0-	1,520,634		500,250	66,560		2,667,444

Michael T. Rousseau	2008	560,577	(8)	41,188	1,296,905		641,861	63,280	(10)	2,603,811
Group President	2007	500,000		2,109	1,263,844		496,250	62,185		2,324,388
	2006	475,000		-0-	1,490,635		106,875	61,180		2,667,444

Joseph H. McCullough	2008	535,095	(8)	41,188	1,109,508		612,685	62,610	(10)	2,361,086
Group President	2007	475,000		2,109	1,004,391		328,344	62,185		1,872,029
	2006	450,000		-0-	1,218,222		302,400	61,180		2,031,802

Denis M. Gestin(11)	2008	605,520		20,594	450,954		376,937	261,635	(12)	1,715,640
President, International Division

Footnotes

(1)	Includes amounts deferred at the discretion of the executive officer pursuant to our 401(k) plan and our MSP.

(2)

The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for restricted stock awards as recognized in our consolidated statement of earnings for each fiscal year. The compensation cost is based on the fair value of the restricted stock grant (the Company’s closing stock price on the date of grant multiplied by the number of shares subject to the award).

(3)

The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our consolidated statement of earnings for each fiscal year. The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2009.

(4)

We award bonuses to the Named Executive Officers solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column. The amounts in this column relate to awards under the MICP and are described under the heading “Compensation Discussion and Analysis” above.

(5)	Mr. Starks’ annualized salary has not increased since 2006. The 2008 salary difference reflects one additional week of payroll in fiscal year 2008 as compared to fiscal years 2007 and 2006.

(6)

Consists of retirement plan contributions of $37,800, a perquisite allowance of $26,000 and the cost of medical exam reimbursement under the St. Jude Medical, Inc. Executive Physical Program. The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company. This amount does not include a Company match of a charitable contribution of $20,000 made in January 2008 for a contribution made by Mr. Starks in 2007.

(7)

This amount is compensation cost for option grants made to Mr. Starks in years prior to 2006. At its December 2006 meeting, the Board of Directors determined to grant Mr. Starks a stock option for 300,000 shares. Mr. Starks declined to accept this grant.

(8)	The salary amount reflects one additional week of pay in fiscal year 2008 as compared to fiscal years 2007 and 2006.

(9)

Consists of retirement plan contributions of $37,800, a perquisite allowance of $24,000, the cost of medical exam reimbursement under the St. Jude Medical, Inc. Executive Physical Program, the cost of supplemental disability insurance premiums paid by the Company and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(10)

Consists of retirement plan contributions of $37,800, a perquisite allowance of $24,000 and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.

(11)

Mr. Gestin was appointed as an executive officer of the Company on January 1, 2008 and accordingly, no fiscal year 2007 or 2006 information is provided. Amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.392 in effect on the last business day of fiscal year 2008.

(12)

Consists of statutory vacation pay of $51,578 required to be paid annually pursuant to Belgium law, a one-time payment of $114,513 pursuant to the St. Jude Medical, Inc. International Assignment (Expatriate) Policy, retirement plan contributions of $61,593 and the cost of a company automobile of $33,951.

Grants of Plan-Based Awards

          The following table summarizes the 2008 grants of equity and non-equity incentive plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)

Daniel J. Starks		715,500	1,192,500	2,385,000

	12/15/08				600,000	30.58	6,424,380

John C. Heinmiller		391,385	652,308	1,304,616

	12/15/08				250,000	30.58	2,676,825

Michael T. Rousseau		336,346	560,577	1,121,154

	12/15/08				200,000	30.58	2,141,460

Joseph H. McCullough		321,057	535,095	1,070,190

	12/15/08				200,000	30.58	2,141,460

Denis M. Gestin(5)		217,987	363,312	726,624
	12/15/08				90,000	30.58	963,657

Footnotes

(1)

Actual amounts paid under the MICP based on our 2008 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The performance objectives and target opportunities for awards under the MICP for each year are typically set at the Board of Directors and Compensation Committee meetings held in the December preceding the year for which performance is to be measured. For example, on December 15, 2008, the Board of Directors and Compensation Committee set the performance targets for fiscal year 2009. The performance targets are described in “Compensation Discussion and Analysis” above.

(2)

Of the 600,000 options granted to Mr. Starks, 500,000 option were granted pursuant to the St. Jude Medical, Inc. 2007 Stock Incentive Plan and 100,000 options were granted pursuant to the St. Jude Medical, Inc. 2000 Stock Plan. All other option grants made to the Named Executive Officers were made under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

(3)	These options vest in equal installments on each of the first four anniversary dates of the date of grant, subject to acceleration of vesting upon a change in control.

(4)

The assumptions used to estimate the fair value of stock options are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2009.

(5)

Estimated possible payouts under non-equity incentive plan awards for Mr. Gestin have been converted from Euros to U.S. dollars using the exchange rate in effect on the last business day of fiscal year 2008.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth the outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Daniel J. Starks	80,000		-0-		6.77	10/13/1999	10/13/2009
	600,000		-0-		19.73	02/15/2002	02/15/2010
	400,000		-0-		24.83	04/15/2003	04/15/2011
	320,000		-0-		39.18	04/23/2004	04/23/2012
	200,000		-0-		39.18	04/23/2004	04/23/2012
	162,000	(1)	54,000	(1)	51.91	12/13/2005	12/13/2013
	80,000	(1)	240,000	(1)	40.55	12/10/2007	12/10/2015
	-0-	(1)	600,000	(1)	30.58	12/15/2008	12/15/2016

John C. Heinmiller	100,000		-0-		18.26	12/10/2001	12/10/2009
	160,000		-0-		17.36	12/09/2002	12/09/2010
	160,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	81,000	(1)	27,000	(1)	51.91	12/13/2005	12/13/2013
	75,000	(1)	75,000	(1)	38.00	12/12/2006	12/12/2014
	40,000	(1)	120,000	(1)	40.55	12/10/2007	12/10/2015
	-0-	(1)	250,000	(1)	30.58	12/15/2008	12/15/2016

Michael T. Rousseau	220,000		-0-		15.43	06/28/2001	06/28/2009
	180,000		-0-		17.36	12/09/2002	12/09/2010
	150,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	79,500	(1)	26,500	(1)	51.91	12/13/2005	12/13/2013
	53,000	(1)	53,000	(1)	38.00	12/12/2006	12/12/2014
	24,000		-0-		38.00	12/12/2006	12/12/2014
	30,500	(1)	91,500	(1)	40.55	12/10/2007	12/10/2015
	-0-	(1)	200,000	(1)	30.58	12/15/2008	12/15/2016
								3,000	(2)	102,810	(3)

Joseph H. McCullough	100,000		-0-		17.36	12/09/2002	12/09/2010
	100,000		-0-		30.95	12/08/2003	12/08/2011
	76,000		-0-		41.84	12/14/2004	12/14/2012
	15,000	(1)	5,000	(1)	39.45	12/08/2005	02/08/2013
	70,500	(1)	23,500	(1)	51.91	12/13/2005	12/13/2013
	53,000	(1)	53,000	(1)	38.00	12/12/2006	12/12/2014
	29,500	(1)	88,500	(1)	40.55	12/10/2007	12/10/2015
	-0-	(1)	200,000	(1)	30.58	12/16/2008	12/16/2016
								3,000	(2)	102,810	(3)

Denis M. Gestin	40,000		-0-		41.84	12/14/2004	12/14/2012
	25,875	(1)	8,625	(1)	51.91	12/13/2005	12/13/2013
	17,250	(1)	17,250	(1)	38.00	12/12/2006	12/12/2014
	17,000	(1)	51,000	(1)	40.55	12/10/2007	12/10/2015
	-0-	(1)	90,000	(1)	30.58	12/15/2008	12/15/2016
								1,500	(2)	51,405	(3)

Footnotes

(1)	These options vest 25% on each of the first four anniversary dates of the date of grant.

(2)	Granted on December 10, 2007; these shares of restricted stock vest 25% on each of the first four anniversary dates of the date of grant.

(3)	Determined by multiplying the Company’s closing stock price on the last business day of fiscal year 2008 by the number of shares subject to the award.

Option Exercises and Stock Vested

          The following table summarizes information with respect to stock option awards exercised and restricted stock vested during fiscal year 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel J. Starks	1,100,000	29,817,288

John C. Heinmiller	110,000	3,146,635

Michael T. Rousseau	165,000	4,843,923	1,000	30,070

Joseph H. McCullough	136,500	4,150,756	1,000	30,070

Denis M. Gestin	35,800	574,590	500	15,035

Footnotes

(1)	Calculated by multiplying the number of shares acquired on exercise by the difference between the market price per share of our common stock at the time of exercise and exercise price per share.

(2)	Calculated by multiplying the number of shares acquired on vesting by the closing market price on the date of vesting.

Nonqualified Deferred Compensation

          The following table shows the executive contributions and Company contributions in fiscal year 2008 and earnings and account balances for the Named Executive Officers in the St. Jude Medical Management Savings Plan (the “MSP”), an unfunded, unsecured non-qualified deferred compensation plan. The MSP allows participants to defer up to 100% of their base pay, MICP bonus and other bonus and commission compensation. The Company makes matching contributions of 100% of deferrals up to 3% of the first $100,000 of compensation above the Internal Revenue Code limit ($230,000 in 2008), and may also make profit sharing contributions based on a percentage of compensation above the Internal Revenue Code limit to participants’ accounts. Deferred amounts and Company contributions are held in an irrevocable trust which remains subject to the claims of the Company’s creditors. Company contributions vest 20% for each calendar year of a participant’s service. Deferred amounts and Company contributions in each participant’s account are credited with the net returns of the investment funds in which such contributions are deemed to be invested. Participants may select among several deemed investment options made available by the Company and participants may change their deemed investment elections at any time. Participants may elect, prior to the beginning of each year, to have all amounts deferred and Company contributions for that year distributed on a date during employment, provided that the selected distribution date occurs at least two years after the end of the year in which the withdrawn amounts were initially deferred into the MSP. Participants may also elect at that time to receive the amount in installments over a period of up to 15 years upon separation from service, provided their account balance and length of service exceed certain minimums; otherwise payment is made in a single lump sum. If no early distribution election is made, participants will receive a distribution of their account in the MSP upon separation from service with the Company. To the extent necessary to comply with Section 409A of the Internal Revenue Code, payments made to Named Executive Officers on account of their separation from service may have to be delayed six months following their separation from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)

Daniel J. Starks	45,938	13,000	(198,100)	438,047

John C. Heinmiller	30,154	13,000	(205,409)	582,926

Michael T. Rousseau	887,493	13,000	(1,090,208)	3,718,531

Joseph H. McCullough	49,383	13,000	(31,246)	507,142

Denis M. Gestin(5)	-0-	-0-	-0-	-0-

Footnotes

(1)	All of these amounts are included in the amounts reported under the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 31.

(2)	All of these amounts are included in the amounts reported under the “All Other Compensation” column of the Summary Compensation Table on page 31.

(3)

The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual funds in which the Named Executive Officers’ deferred amounts were deemed to be invested. None of these amounts are reported as compensation in the last completed fiscal year because the earnings were not above-market or preferential.

(4)

Includes the following amounts that were previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for previous years: Mr. Starks, $455,225; Mr. Heinmiller, $595,300; Mr. Rousseau, $3,238,996; and Mr. McCullough, $338,541.

(5)	As a Belgium resident, Mr. Gestin is not eligible to participate in the MSP.

Employment Agreements

          The Company has no written employment agreements with the Named Executive Officers. The compensation arrangement for each of the Named Executive Officers is described under “Compensation Discussion and Analysis” above.

Change in Control Agreements

          The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the Named Executive Officer’s employment without Cause or he terminates his employment for Good Reason. Such payments and benefits include: (1) severance pay equal to 2.9 times the sum of the Named Executive Officer’s annual salary, target bonus and certain other compensation paid to the Named Executive Officer during the 12 months prior to the termination; (2) three years of life, health and disability insurance substantially similar to that in effect at the time of termination; (3) the payment of legal fees and expenses relating to the termination; and (4) a gross-up payment for certain excise taxes, if they are imposed on such payments or benefits and for any tax imposed on such gross-up payment. Under the Severance Agreements, “Cause” is defined as a conviction for felony criminal conduct; “Good Reason” is defined to include a change in the Named Executive Officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company’s Board of Directors or another event the majority of the Continuing Directors determines to be a change in control.

          As described above, a Change in Control does not automatically trigger payment but rather provides for payment upon an involuntary termination of the Named Executive Officer’s employment or a diminishment in the Named Executive Officer’s duties or compensation as a result of the Change in Control. The Company has selected this “double trigger” approach because it protects the Named Executive Officers from the possibility of a termination of their employment following a Change in Control while at the same time providing for payment only if such a termination of employment actually occurs.

Potential Payments Upon Termination or Change in Control

          As described above, the Named Executive Officers do not have employment agreements with the Company, but do have Severance Agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on January 2, 2009 (the last business day of fiscal year 2008), given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. Because it is unlikely that any of the Named Executive Officers would be affected by a layoff, the information below does not reflect benefits that may be available in such situations under Company plans and arrangements.

          Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

          Equity Awards

          If one of the Named Executive Officers were to die or become disabled, any exercisable stock options would remain exercisable for one year following the date of death or disability. All unexercisable stock options would immediately be cancelled and all unvested shares of restricted stock would immediately be forfeited.

          Deferred Compensation

          Other than Mr. Gestin, who is a Belgium resident and is not eligible to participate, each of the Named Executive Officers participates in our MSP, which permits the deferral of base salary and incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 36 reports each Named Executive Officer’s aggregate balance at January 3, 2009, under the MSP. The Named Executive Officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment, death or at a date during employment elected by the Named Executive Officer, subject to any claims of creditors in the event of a Company insolvency. Until distribution, the account balances continue to be credited with increases or decreases reflecting changes in the value of the deemed investment funds in which each Named Executive Officer has elected the deferred compensation be allocated.

          Life Insurance Benefits

          The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. If a Named Executive Officer had died on January 2, 2009, their survivors would have received $1,250,000 under this arrangement, except for Mr. Starks, who declined this benefit, and Mr. Gestin, who would have been entitled to receive $2,119,320 pursuant to the life insurance plan offered to our employees in Belgium.

          Severance Payments

          In the event that a Change in Control of the Company (as defined under the Severance Agreements) had occurred on January 2, 2009, no payments would have been due to the Named Executive Officers unless they were also terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the Severance Agreements). The table below sets forth the severance payments to each of the Named Executive Officers in the event a Change in Control had occurred on January 2, 2009 and there had been such a termination and also sets forth the “in the money” value of options and value of restricted stock for which vesting would have accelerated on that date, regardless of whether their employment was terminated.

Change in Control Payments and Acceleration of Equity Awards

	Cash Payments		Equity Awards for Which Vesting Would Have Accelerated(1)

Named Executive Officer	Salary, Bonus and Perks- Related Payments	Healthcare Benefits	“In the Money” Value of Options	Value of Restricted Stock

Daniel J. Starks	$6,295,900	$51,414	$2,214,000	-0-

John C. Heinmiller	$3,926,600	$56,081	$922,500	-0-

Michael T. Rousseau	$3,549,600	$55,585	$738,000	$102,810

Joseph H. McCullough	$3,404,600	$42,385	$738,000	$102,810

Denis M. Gestin	$3,163,525	$47,426	$332,100	$51,405

Footnotes

(1)	Calculated using the closing price of our common stock on January 2, 2009, the last business day of fiscal year 2008.

The salary, bonus and perk-related payments would have been made in lump sums, and the health care benefits would have been provided over three years following termination. No gross-up payments would have been due in connection with the Change in Control.

          Indemnification Agreements

          The Company has entered into indemnification agreements with each of its Directors and the Named Executive Officers which provide for indemnification against certain costs incurred by each Director and Named Executive Officer made or threatened to be made a party to a proceeding because of his or her official capacity as a Director or Named Executive Officer. The indemnification agreements, together with the Company’s bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

Equity Compensation Plan Information

          The following table summarizes information regarding our equity compensation plans in effect as of January 3, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c) (2)
Stock plans approved by securityholders (3)	36,878,994	$ 32.85	16,769,787

St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan approved by securityholders	—	—	4,312,774

All equity compensation plans approved by securityholders	36,878,994	$ 32.85	21,082,561

Equity compensation plans not approved by securityholders	—	—	—

Total	36,878,994	$ 32.85	21,082,561

Footnotes

(1)

Excludes, as of January 3, 2009, 442,441 shares underlying outstanding stock options, with a weighted-average exercise price of $25.01, and 53,988 shares of outstanding restricted stock assumed by us in connection with our acquisition of Advanced Neuromodulation Systems, Inc. (“ANS”) which were originally granted pursuant to the following plans of ANS: the Quest Medical, Inc. 1995 Stock Option Plan, the Quest Medical, Inc. 1998 Stock Option Plan, the ANS 2000 Stock Option Plan, the ANS 2001 Employee Stock Option Plan, the ANS 2002 Stock Option Plan and the ANS 2004 Stock Incentive Plan. The options and restricted stock are administered pursuant to the terms of the plan under which they were originally granted. No future options or shares of restricted stock will be granted under these acquired plans.

(2)

Of the 16,769,787 remaining shares available for future issuance under equity compensation plans (excluding shares reflected in column (a) and shares available under the 2007 Employee Stock Purchase Plan), no more than 7,117,696 shares can be issued as awards other than stock options or stock appreciation rights. This includes 107,439 shares available for restricted stock grants under the St. Jude Medical, Inc. 2000 Stock Plan and, if all remaining shares authorized for issuance under the St. Jude Medical, Inc. 2007 Stock Incentive Plan were allocated to restricted stock grants such that no additional stock options could be granted under such plan, up to 7,010,257 shares available for restricted stock grants under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

(3)

Includes the following Company plans, each as amended: the St. Jude Medical, Inc. 1994 Stock Option Plan; the St. Jude Medical, Inc. 1997 Stock Option Plan; the St. Jude Medical, Inc. 2000 Stock Plan; the St. Jude Medical, Inc. 2002 Stock Plan; the St. Jude Medical, Inc. 2006 Stock Plan; and the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

PROPOSAL TO APPROVE THE ST. JUDE MEDICAL, INC. MANAGEMENT INCENTIVE COMPENSATION PLAN

          Section 162(m) of the Internal Revenue Code of 1986 limits the Company’s deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company’s Chief Executive Officer and its three highest paid executive officers, excluding the Chief Financial Officer. Compensation which is performance-based within the requirements of Section 162(m) and is approved by the Company’s shareholders will not be subject to the deduction limit. Therefore, in order to maximize the Company’s tax deductions, the Board of Directors of the Company is requesting that shareholders approve the St. Jude Medical, Inc. Management Incentive Compensation Plan (“MICP”) at the annual meeting.

          The following is a summary of the material features of the MICP. The MICP is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.

Purpose

          The MICP is designed to attract, retain and reward highly qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

Administration

          The MICP is administered by the Compensation Committee of the Board of Directors. The present members of the Compensation Committee are deemed to be outside directors of the Company, as defined under Section 162(m). In addition, each member of the Compensation Committee is independent under the Company’s Principles of Corporate Governance and the NYSE listing standards.

          The Compensation Committee may amend, modify, suspend or terminate the MICP for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Compensation Committee will seek shareholder approval of any amendment determined to require shareholder approval or to be advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.

Eligible Participants

          Individuals who are eligible to participate in the MICP include the executive officers and other employees of the Company as may be designated by the Compensation Committee. Officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 are considered to be executive officers for the purposes of the MICP. As a frame of reference, in fiscal year 2008, 966 officers and other management employees participated in the Management Incentive Compensation Plan in effect during fiscal year 2008.

Awards Under MICP

          Not later than 90 days after the beginning of the fiscal year, the Compensation Committee (i) establishes financial objectives by which the financial performance of the Company and its divisions will be measured during the fiscal year; (ii) determines the executive officer’s eligible to participate; (iii) determines the percentage of each executive officer’s salary that may be awarded as bonus for the last fiscal year, up to the maximum bonus amount described below; (iv) determines each executive officer’s bonus based on the attainment of the financial objectives for the fiscal year; and (v) determines the frequency at which each bonus will be paid when attained.

          Individual awards will be based on attainment of performance goals based on the stock price of the Company’s shares, the Company’s earnings per share, market share, sales, return on equity, asset management, or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals. For employees other than executive officers, subjective, individual performance goals may also be established.

          The maximum bonus amount that can be paid to any employee with respect to any one fiscal year results cannot exceed the greater of $3,000,000 or 1.5% of the Company’s consolidated after tax net profit. For 2009, the Compensation Committee has set the maximum bonus at 200% of each individual’s target opportunity for the fiscal year. Earned bonus amounts shall be paid within 90 days after the end of the Company’s fiscal year. The employee may elect to defer some or all of the payment under the Company’s deferred compensation plan. Bonuses will be paid only when the Compensation Committee certifies that the relevant financial goals established at the beginning of the fiscal year have been met, and the Compensation Committee has the right to reduce the amount of any award even if the goals have been attained.

New Plan Benefits

          Because the amounts to be received under the MICP can only be determined based on the future performance of the Company and the eligible employees, it is not possible to determine the benefits that will be received by employees if the MICP is approved by our shareholders. However, based on the Company’s consolidated after tax net profits of $384,327,000 in fiscal year 2008, if the MICP had been in effect in fiscal year 2008, the maximum award payment potentially payable under the MICP to any employee would have been $5,764,905.

          The table below sets forth the dollar amount of the award payments for the 2008 performance year that would have been made to the individuals or groups listed had the MICP been in effect for the 2008 fiscal year using the formula set forth in the MICP. Such amounts are equal to the payments actually received by the listed individuals and groups under the Management Incentive Compensation Plan in effect for fiscal year 2008.

Name and Principal Position	2008 Annual Incentive(1)

Daniel J. Starks Chairman, President and Chief Executive Officer	$1,365,413

John C. Heinmiller Executive Vice President and Chief Financial Officer	$746,892

Michael T. Rousseau Group President	$641,861

Joseph H. McCullough Group President	$612,685

Denis M. Gestin President, International Division	$376,937

Executive Officers as a Group	$6,117,123

Non-Executive Directors as a Group	$0

Employees, excluding Executive Officers, as a Group	$27,204,956

Footnotes

(1)

Actual amounts earned during 2009 or a future performance year may be less than, equal to, or greater than the amount shown depending upon the Company’s and the employee’s performance during the applicable performance year.

The Board of Directors recommends a vote FOR approval of the Company’s Management
Incentive Compensation Plan.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009. Ernst & Young LLP will audit our consolidated financial statements for 2009 and perform other services approved by the Audit Committee.

Audit and Other Fees

          The following table presents Ernst & Young LLP fees for professional services by type and amount charged to the Company during fiscal years 2008 and 2007 (in thousands):

	2008	2007
Audit Fees(1)	$4,765	$4,204
Audit-Related Fees(2)	$106	$54
Tax Fees(3)	$1,899	$993
All Other Fees	—	—

Footnotes

(1)

Audit fees represent amounts for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and statutory audits of various Company subsidiaries outside of the United States.

(2)	Audit-related fees represent amounts for employee benefit plan audits, due diligence assistance and other attestation services.

(3)

Tax fees represent amounts for preparation or review of the Company’s income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company’s income and related tax returns totaled $305 (thousand) and $442 (thousand) in fiscal years 2008 and 2007, respectively.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

          In 2003, the Audit Committee adopted the “Pre-Approval of Independent Auditor Services and Fees” policy. The policy requires that all services by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company’s independent registered public accounting firm. Each year, the Audit Committee authorizes the terms, including the scope, and the fees for the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company’s independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

          In 2007 and 2008, there were no fees paid to Ernst & Young LLP that were not approved in advance by the Audit Committee.

Ratification of Appointment

          A proposal will be presented at the annual meeting to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection of the Company’s independent registered public accounting firm for 2009. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and to answer your questions.

The Board of Directors recommends a vote FOR ratification
of the appointment of Ernst & Young LLP.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

          Under SEC rules, shareholders who wish to present a proposal at the 2010 Annual Meeting of Shareholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Pamela S. Krop, Corporate Secretary, St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, Minnesota 55117. We must receive your written proposal no later than November 24, 2009.

          Shareholders who intend to present a proposal at the 2010 Annual Meeting of Shareholders, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company’s bylaws. The bylaws require, among other things, that a shareholder submit a written notice to the Corporate Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

          We have sent to our shareholders the Notice containing instructions on how to access this proxy statement and our 2008 Annual Report to Shareholders on-line. Shareholders who received a paper copy of this proxy statement were also sent a copy of our 2008 Annual Report. Both our 2008 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended January 3, 2009 are available on our website at www.sjm.com, by clicking on Investor Relations and Annual Reports and SEC Filings, respectively. Copies of the Form 10-K are available to any shareholder who submits a request in writing to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

OTHER MATTERS

          We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, the holders of the proxies will have discretionary voting authority to vote your shares as they deem in the best interest of the Company.

Daniel J. Starks
Chairman of the Board of Directors,
President and Chief Executive Officer

March 24, 2009

APPENDIX A

ST. JUDE MEDICAL, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

(AS ADOPTED ON DECEMBER 15, 2008)

ST. JUDE MEDICAL, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
(AS ADOPTED ON DECEMBER 15, 2008)

Section 1.	Purpose.

          The Plan is designed to attract, retain and reward highly qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

Section 2.	Definitions.

          As used in the Plan, the following terms shall have the meanings set forth below:

          (a)          “Board” shall mean the Board of Directors of St. Jude Medical, Inc.

          (b)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          (c)          “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

          (d)          “Company” shall mean St. Jude Medical, Inc., a Minnesota corporation, or any successor corporation and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, 50% or more of the combined voting power of all classes of voting securities.

          (e)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (f)          “Executive Officer” shall mean any officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

          (g)          “Incentive Compensation” shall mean the cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

          (h)          “Participant” shall mean any Executive Officer and any other employee or class of management employees of the Company as may be designated by the Committee.

          (i)          “Plan” shall mean this St. Jude Medical, Inc. Management Incentive Compensation Plan, as amended from time to time.

          (j)          “Salary” shall mean the direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.

Section 3.	Eligibility.

          Each fiscal year, the Committee shall designate those employees of the Company, including Executive Officers, who are eligible to receive Incentive Compensation under this Plan for the fiscal year.

Section 4.	Administration.

          The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. From time to time, the Committee may designate an award granted pursuant to the Plan as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualified Performance Award”). The Committee shall administer the Plan and shall have full power and authority necessary to construe, interpret and administer the Plan to comply with the requirements of Section 162(m) of the Code. The Committee’s decisions shall be final, conclusive, and binding upon all persons. Except with respect to Incentive Compensation payable to Executive Officers or any other employee who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan, to the Chief Executive Officer of the Company.

          (a)          Timing of Designations. Not later than 90 days after the beginning of a fiscal year, the Committee shall: (i) determine the percentage of the Participant’s Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan of the greater of $3,000,000 or 1.5% of the Company’s consolidated after tax net profits for the fiscal year; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Participant’s Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant’s Incentive Compensation will be paid when attained.

          (b)          Adjustments. Notwithstanding any provision of the Plan to the contrary, the Committee in its sole discretion may adjust the amount payable pursuant to an award; provided, however, that (1) the Committee may adjust downwards (but not upwards) the amount payable pursuant to a Qualified Performance Award, and (2) the Committee may not waive the achievement of the applicable performance goals established for a fiscal year with respect to a Qualified Performance Award, except in the case of the death or disability of the Participant or a change in control of the Company.

          (c)          Certifications. The Committee shall certify in writing prior to commencement of payment of the Incentive Compensation that the performance goal or goals under which the Incentive Compensation is to be paid has or have been achieved.

Section 5.	Financial Performance Goals.

          With respect to any Participant who is an Executive Officer or a “covered employee” within the meaning of section 162(m) of the Code, the Committee shall establish performance goals based on the price of the Company’s common stock, the Company’s earnings per share, market share, sales, return on equity, asset management or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals for the fiscal year, or a portion thereof. For employees other than Executive Officers, subjective, individual performance goals may also be established. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any performance goals that relate to Qualified Performance Awards shall comply with the applicable requirements of Section 162(m) of the Code and any regulations promulgated thereunder.

          With respect to any Participant other than an Executive Officer or any other employee who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee may establish performance goals based on criteria other than the financial performance of the Company specified above.

Section 6.	Payment of Incentive Compensation; Nonassignability.

          The Incentive Compensation shall be paid only upon certification of the attainment of the pre-established performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company’s deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant’s lifetime.

Section 7.	No Right To Continued Employment.

          Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

Section 8.	Amendment and Termination.

          The Committee may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or to be advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

Section 9.	Shareholder Approval of Plan.

          Any Qualified Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders. No Qualified Performance Award shall be granted more than five years after such meeting of shareholders unless the shareholders have re-approved the Plan to the extent required by Section 162(m) of the Code.

ST. JUDE MEDICAL, INC.
ATTN: INVESTOR RELATIONS
ONE ST. JUDE MEDICAL DRIVE
ST. PAUL, MN 55117

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STJUD1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ST. JUDE MEDICAL, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.
		☐	☐	☐
A	Proposals

1.	To elect two members of the Board of Directors, for terms ending in 2012.

01 - John W. Brown
	02 - Daniel J. Starks					For	Against	Abstain

2.	To approve the St. Jude Medical, Inc. Management Incentive Compensation Plan.					☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.					☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please date and sign exactly as your name(s) appear(s) hereon indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

ANNUAL MEETING PROXY CARD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

PLEASE REFER TO REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS.

Proxy - St. Jude Medical, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2009.

The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller and Pamela S. Krop or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 8, 2009 at 8:30 a.m. central time, at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, 55102 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

The shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted “FOR” each of the Director nominees, “FOR” Proposal 2 (unless the shares are held in the name of a broker, bank or other nominee), “FOR” Proposal 3, and in the discretion of the named proxies on all other matters.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(To be Signed on Reverse Side)

ST. JUDE MEDICAL, INC.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 5/8/09

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available. This is not a ballot. You cannot use this Notice to vote these shares.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Notice, Proxy Statement and 2008 Annual Report are available at www.proxyvote.com

ST. JUDE MEDICAL, INC. ATTN: INVESTOR RELATIONS ONE ST. JUDE MEDICAL DRIVE ST. PAUL, MN 55117
— Before You Vote —
How to Access the Proxy Materials

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

To facilitate timely delivery please make the request as instructed below on or before 4/29/09.

HOW TO VIEW MATERIALS VIA THE INTERNET
Have the 12 Digit Control Number available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS
1)	BY INTERNET	- www.proxyvote.com
2)	BY TELEPHONE	- 1-800-579-1639
3)	BY E-MAIL*	- sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

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Meeting Information
Meeting Type:	Annual
Meeting Date:	5/8/09
Meeting Time:	8:30 a.m., CDT
For holders as of:	3/11/09
Meeting Location:
Minnesota History Center
345 Kellogg Boulevard West
St. Paul, MN 55102
Meeting Directions:
For Meeting Directions, Please Call: 651-490-4347 Or Visit: http://www.mnhs.org/historycenter/directions.htm

How To Vote - Please Choose One of the Following Voting Methods

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Vote By Mail

You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting items
MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

Proposals

1.	To elect two members of the Board of Directors, for terms ending in 2012.

01 - John W. Brown
02 - Daniel J. Starks

2.	To approve the St. Jude Medical, Inc. Management Incentive Compensation Plan.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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